                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement
( )  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                    C3, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                    C3, INC.
                             3800 GATEWAY BOULEVARD
                                    SUITE 310
                        MORRISVILLE, NORTH CAROLINA 27560
                                 (919) 468-0399


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 23, 1998
                       ----------------------------------


To the Shareholders of C3, Inc.:

           The Annual Meeting of the Shareholders of C3, Inc. (the "Company") will be held at the Durham Hilton Hotel, 3800 Hillsborough Road, Durham, North Carolina, on Tuesday, June 23, 1998 at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

           o         To elect eight members to the Board of Directors;

           o To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1998; and

           o To transact such other business as may properly come before the meeting or any adjournment thereof.

           The Board of Directors has fixed the close of business on May 7, 1998 as the record date for the determination of shareholders entitled to vote at the meeting. Accordingly, only shareholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

           EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING IN THE EVENT THAT YOU ARE UNABLE TO ATTEND IN PERSON. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                         By order of the Board of Directors,


                                         Jeff N. Hunter
                                         President
May 22, 1998

                                    C3, INC.
                             3800 GATEWAY BOULEVARD
                                    SUITE 310
                        MORRISVILLE, NORTH CAROLINA 27560
                                 (919) 468-0399


                                 PROXY STATEMENT
                       ----------------------------------


           This Proxy Statement is furnished to the Shareholders of C3, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the 1998 Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held at the Durham Hilton Hotel, 3800 Hillsborough Road, Durham, North Carolina, on Tuesday, June 23, 1998, at 10:00 A.M., Eastern Daylight Saving Time, and all adjournments thereof. This Proxy Statement and the accompanying proxy card are being mailed on or about May 22, 1998.

VOTING SECURITIES

           The Company's common stock, no par value per share (the "Common Stock"), is the only outstanding voting security of the Company. The Board of Directors has fixed the close of business on May 7, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to vote at the Annual Meeting. Accordingly, each holder of record of Common Stock as of the Record Date is entitled to one vote for each share of Common Stock held. As of April 15, 1998, there were 6,938,476 shares of Common Stock outstanding.

VOTING PROCEDURES

           The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present at the beginning of the Annual Meeting, the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and shares held by a broker, as nominee, that are voted at the discretion of the broker on any matter will be considered to be present for purposes of determining whether a quorum exists.


           Under North Carolina law, directors are elected by a plurality of the votes cast by the shares of Common Stock present in person or by proxy and entitled to vote in the election of directors. Shares that are withheld as to voting with respect to a director nominee and shares held of record by a broker, as nominee, that are not voted will not be counted for purposes of electing directors. Under the Company's Bylaws, the proposal to ratify the appointment of independent auditors for the year ending December 31, 1998 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions and shares held of record by a broker, as nominee, that are not voted on such proposal will not effect the outcome of such proposal.

VOTING OF PROXIES

           The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Annual Meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company and named in this Proxy Statement, for the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1998 and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by attending the Annual Meeting and giving notice of his or her intention to vote in person or by executing and delivering to the Company a proxy bearing a later date.

EXPENSES OF SOLICITATION

           The Company will bear the entire cost of the solicitation of proxies from its shareholders. Following the mailing of this Proxy Statement and the accompanying proxy card, the directors, officers and employees of the Company may solicit proxies on behalf of the Company in person, by telephone or by other electronic means. The Company may reimburse persons holding shares for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The Company will use the services of Corporate Investor Communications, Inc. to aid in the solicitation of proxies at an anticipated fee of $750 plus reasonable expenses.


                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

           The following table sets forth information with respect to the beneficial ownership of Common Stock as of April 15, 1998 by (i) each person known by the Company to own beneficially five percent or more of the Company's outstanding shares of Common Stock; (ii) each director and director nominee of the Company; (iii) the Company's chief executive officer; and (iv) all current directors, director nominees and executive officers as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.


                                                                                                 COMMON STOCK
                                                                                  BENEFICIALLY
NAME (1)                                                                              OWNED              PERCENTAGE OF CLASS
--------                                                                              -----              -------------------
C. Eric Hunter (2)                                                                  1,056,627                     15.2%

General Electric Pension Trust (3)                                                    592,712                      8.5%

Jeff N. Hunter (4)                                                                    291,860                      4.1%

Ollin B. Sykes (5)                                                                    146,312                      2.1%

Kurt Nassau (6)                                                                        29,447                         *

Kurt Leutzinger (7)                                                                    26,310                         *

Howard Rubin (8)                                                                       17,200                         *

Frederick A. Russ (9)                                                                  15,700                         *

David B. Stewart                                                                           --                         *

Joel Levy (10)                                                                         44,820                         *

Richard Hartigan                                                                        3,100                         *

Directors, Director Nominees and Executive Officers as a Group
(10 persons) (11)                                                                     796,883                     10.8%

* Indicates less than one percent

(1) Unless otherwise indicated, the address of each person is 3800 Gateway Boulevard, Suite 310 Morrisville, NC 27560.

(2) Includes (i) 23,430 shares of Common Stock held jointly by Mr. Hunter and his wife, Jocelyn Hunter, and (ii) 2,000 shares of Common Stock owned by Jack Hunter, Mr. Hunter's minor son, over which Mr. Hunter has shared voting and investment power. Mr. Hunter's mailing address is 3104 Hillsborough Street, Box 189, Raleigh, North Carolina 27607.

(3) Includes 14,950 shares of Common Stock issuable upon exercise of options. See "Board of Directors -- Compensation of Directors." The address of General Electric Pension Trust is 3003 Summer Street, Stamford, Connecticut 06904.

(4) Includes (i) 170,400 shares of Common Stock held jointly by Mr. Hunter and his wife, Paula K. Berardinelli, over which Mr. Hunter has shared voting and investment power, (ii) 95,700 shares of Common Stock issuable to Mr. Hunter upon exercise of options granted under the 1996 Option Plan of C3, Inc. (the "1996 Option Plan") and 1997 Omnibus Stock Plan of C3, Inc. (the "1997 Omnibus

Plan"), (iii) 200 shares of Common Stock held in trust for the benefit of Zachary Hunter, Mr. Hunter's minor son, over which Dr. Berardinelli has sole voting and investment power, and (iv) 25,560 shares of Common Stock issuable to Dr. Berardinelli upon exercise of options granted under the 1996 Option Plan. See "Executive Compensation -- Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values." Mr. Hunter disclaims beneficial ownership of the shares of Common Stock issuable to Dr. Berardinelli upon exercise of the options granted under the 1996 Option Plan and the shares of Common Stock held in trust for the benefit of his son.

(5) Includes (i) 22,910 shares of Common Stock held by the Sykes & Co., P.A. Profit Sharing Plan & Trust, (ii) 1,200 shares of Common Stock held in Mr. Sykes' individual retirement account, (iii) 1,000 shares of Common Stock held by Lou S. Sykes, Mr. Sykes' wife, (iv) 2,100 shares of Common Stock held by Mr. Sykes' minor sons, over which Mr. Sykes has shared voting and investment power, and (v) 46,800 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors -- Compensation of Directors."

(6) Includes (i) 3,727 shares of Common Stock held jointly by Dr. Nassau and his wife, Julia Nassau, over which Dr. Nassau has shared voting and investment power and (ii) 25,720 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors -- Compensation of Directors."

(7) Includes 26,310 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors -- Compensation of Directors."

(8) Includes 17,200 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors -- Compensation of Directors."

(9) Includes 15,700 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors -- Compensation of Directors."

(10) Includes (i) 29,910 shares of Common Stock held by Mr. Levy's wife, Rona Pellet Levy, (ii) 7,455 shares of Common Stock held by Mr. Levy's daughter, R. Marcy Levy, and (iii) 7,455 shares of Common Stock held by Mr. Levy's son, Jeremy Levy, over which Mr. Levy has shared voting and investment power. Mr. Levy disclaims beneficial ownership of the shares of Common Stock held by his wife and daughter.

(11) Includes (i) 247,677 shares of Common Stock over which certain directors and executive officers have shared voting and investment power and (ii) 446,410 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors -- Compensation of Directors" and "Executive Compensation -- Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values." Does not include 592,712 shares of Common Stock beneficially owned by GEPT which has the right to require the Company to nominate and recommend for election as a director one individual designated by GEPT. See "Board of Directors -- Shareholders Agreement."

                               BOARD OF DIRECTORS

           The business and affairs of the Company are managed under the direction of the Board of Directors, as provided by North Carolina law and the Company's Bylaws. The Board of Directors establishes corporate policies and strategies and supervises the implementation and execution of those policies and strategies by the Company's officers and employees. The directors are kept informed of the Company's operations at meetings of the Board, through reports and analyses prepared by, and discussions with, the Company's management.

MEETINGS OF THE BOARD OF DIRECTORS

           The Board of Directors meets on a regularly scheduled basis and met ten times during the year ended December 31, 1997. During 1997, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors on which he served during the period that he served as a director or committee member.

NOMINEES FOR DIRECTOR

           The Bylaws of the Company provide that the Board of Directors shall consist of one or more members. The eight persons named below have been nominated to serve on the Board of Directors until the 1999 Annual Meeting of the Shareholders or until their successors are elected and qualified. Each of the director nominees other than Messrs. Hartigan and Levy is currently a member of the Board of Directors. The age and a brief biographical description of each director nominee are set forth below.

           JEFF N. HUNTER (41), one of the founders of the Company, has served as the Company's President and Chairman of the Board since June 1996 and as a director since the Company's inception in June 1995. Mr. Hunter served as Treasurer and Secretary of the Company from June 1995 to June 1996. From July 1980 to May 1996, he was employed in various capacities with North Carolina State University, including as Director of Business, Finance and Research Administration for the College of Engineering. Mr. Hunter received his Master of Science degree in management science from North Carolina State University.

           KURT LEUTZINGER (47) has served as a director of the Company since October 1997. Since July 1997, Mr. Leutzinger has been employed as Vice President of Finance and Chief Financial Officer of Abgenix, Inc., a company engaged in the business of antibody therapeutics. From June 1987 to July 1997, he was Vice President and Portfolio Manager for GE Investment Corporation ("GEIC"), a wholly owned investment management subsidiary of General Electric Company. Mr. Leutzinger earned a Master of Business Administration degree in finance from New York University.

           KURT NASSAU (71) has served as a director of the Company since August 1996 and has provided consulting services to the Company since April 1997. Since August 1990, Dr. Nassau has served as the President of Nassau Consultants where he specializes in advising companies on gemology and color. Dr. Nassau is a former Distinguished Research Scientist with AT&T Bell Labs and is the author of 16 patents and 5 books on gemology and the science of color. Dr. Nassau earned his Ph.D. in physical chemistry at the University of Pittsburgh and is a former 20-year member of the Board of Governors of the Gemological Institute of America.

           HOWARD RUBIN (73) has served as a director of the Company since November 1996 and has been a consultant to the Company since February 1997. Since 1992, he has served as President of GemDialogue Systems, Inc., a consulting company which provides jewelry appraisal and gemological training services to jewelers and business process improvement services to jewelry manufacturers. Mr. Rubin received a graduate gemology degree from the Gemological Institute of America in 1959.

           FREDERICK A. RUSS (53) has served as a director of the Company since November 1996. Dr. Russ has served as Dean of the College of Business Administration at the University of Cincinnati since September 1994. From July 1989 to September 1994, he was Marketing Department Head and Professor of Marketing at the University of Cincinnati. Dr. Russ served on the Board of Directors of Cree Research, Inc. ("Cree") from 1988 to 1992. He earned his Ph.D. in industrial administration at Carnegie-Mellon University.

           OLLIN B. SYKES (47) has served as a director of the Company since October 1997 and has been a consultant to the Company since July 1997. Since December 1984, he has served as the president of Sykes & Company, P.A., a regional accounting firm specializing in accounting, tax and financial advisory services. Mr. Sykes earned his Bachelor of Science degree in accounting at Mars Hill College and is a Certified Public Accountant and a Certified Management Accountant. Mr. Sykes is a second cousin once removed of Jeff N. Hunter.

           RICHARD G. HARTIGAN JR. (61) is a director nominee. Since 1995 Mr. Hartigan has served as President of the Hartigan Consulting Group, which provides sales, marketing, and sales promotion consulting services primarily to companies in the cosmetics industry. From 1969 to 1990, he was employed by Estee Lauder Companies Inc., a national cosmetics concern, in various positions, including as Executive Vice President. From 1990 to 1994, Mr. Hartigan served as President and Chief Executive Officer of Lancaster Group North America, a cosmetics company Mr. Hartigan helped establish in 1990. He earned his Bachelor of Business Administration degree from Boston College in Chestnut Hill, Massachusetts.

           JOEL N. LEVY (56) is a director nominee. Since 1997, Mr. Levy has been a member of the general partner of CM Equity Partners, LP, an acquisiton and buy-out partnership, and a managing member of CMLS Management, LLC which manages CM Equity Partners, LP. From 1992 to 1997, he was the managing member of Joel N. Levy/Peter M. Schulte, LLC, an acquisition and buy-out firm. Mr. Levy is also a director of Tep Fund, a municipal bond fund. Mr. Levy earned his Bachelor of Arts degree from American University.

COMMITTEES OF THE BOARD OF DIRECTORS

           The Board of Directors has established an Audit Committee and a Compensation Committee. The Board of Directors has not established a Nominating Committee.

           The Audit Committee, established in October 1997, has the authority to nominate an independent public accounting firm to serve as the Company's external auditor, to direct, monitor and discuss with such auditors the scope, timing and results of their audit, to implement internal accounting controls and to review the Company's annual financial statements and the auditors' report thereon. The Audit Committee, which had two meetings in 1997, is composed of Messrs. Leutzinger, Stewart and Sykes. Mr. Stewart has advised the Company that he will not seek re-election as a member of the Board of Directors at the Annual Meeting.

           The Compensation Committee, established in October 1997, has the authority to determine the cash and non-cash compensation of each officer, salaried employee and consultant of the Company, other than members of the Board of Directors, to establish and administer the Company's insurance and benefits plans and to administer the Company's stock option plans. The Compensation Committee also recommends to the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. The Compensation Committee, which had one meeting in 1997, is composed of Mr. Rubin, Dr. Russ and Mr. Sykes.

SHAREHOLDERS AGREEMENT

           The Company, C. Eric Hunter, a founder and beneficial owner of 15.2% of the Common Stock, General Electric Pension Trust ("GEPT"), a beneficial owner of 8.5% of the Common Stock, and certain other shareholders of the Company are party to a shareholders agreement (the "Shareholders Agreement"). The Shareholders Agreement provides that so long as GEPT owns shares of Common Stock, the Company will (i) nominate and recommend for election as a director one individual designated by GEPT who shall be reasonably acceptable to the Company, (ii) if a GEPT nominee is not a director, provide GEPT's designee with a copy of any information distributed to the Board and allow that designee to attend and participate, but not vote, in all meetings of the Board and (iii) not increase the size of the Board without GEPT's consent, which will not be unreasonably withheld. The Shareholders Agreement will terminate on the earlier of (i) March 28, 2007 or (ii) the date on which GEPT no longer owns any shares of Common Stock.

           David B. Stewart, who was elected as a director in accordance with the terms of the Shareholders Agreement, has advised the Company that he will not seek re-election as a member of the Board of Directors at the Annual Meeting. GEPT has waived its right to nominate a director for election at the Annual Meeting and has elected to have Mr. Stewart attend meetings of the Board of Directors as a non-voting participant. Effective as of the Annual Meeting, GEPT has consented to an increase in the number of directors from seven to eight.

COMPENSATION OF DIRECTORS

           The Company does not presently pay cash fees to its directors but does reimburse all non-employee directors for expenses incurred in their capacity as directors. The Company has granted to each non-employee director, other than Mr. Stewart, options to purchase an aggregate of 30,560 shares of Common Stock. Options to purchase 25,560 shares were granted under the 1996 Option Plan and options to purchase 5,000 shares were granted under the 1997 Omnibus Plan.

           When issued, the options granted under the 1996 Option Plan (the "1996 Directors Options") were scheduled to vest in three equal, annual installments beginning on the first anniversary of the date of grant. The 1996 Directors Options were granted at the prices and on the dates described below. In July 1996, Dr. Nassau was granted an option to purchase 17,040 shares at an exercise price of approximately $1.88 per share. In September 1996, Mr. Rubin was granted an option to purchase 17,040 shares at an exercise price of approximately $2.70 per share. In October 1996, Dr. Russ was granted an option to purchase 17,040 shares at an exercise price of approximately $2.70 per share. In July 1997, Dr. Nassau, Mr. Rubin and Dr. Russ were each granted an option to purchase 8,520 shares at an exercise price of approximately $4.81 per share and Messrs. Leutzinger and Sykes were each granted an option to purchase 25,560 shares at an exercise price of approximately $4.81 per share. In September 1997 the Company made the options granted in July 1997 to the non-employee directors exercisable in full on December 31, 1997 if the Company's initial public offering was completed prior to that date. These options are therefore fully vested and exercisable. Each of the 1996 Directors Options expires on the tenth anniversary of the date of grant.

           The options granted under the 1997 Omnibus Plan (the "1997 Directors Options") were all granted in September 1997 at an exercise price equal to $15.00 per share. Fifteen percent of each of the 1997 Directors Options vested on the consummation of the Company's initial public offering. The remaining 85% of each of the 1997 Directors Options will vest in the event the Company achieves certain specified sales, earnings or margin criteria in 1998, 1999, 2000 and 2001. Any portion of the 1997 Directors Options that has not vested prior to the ninth anniversary of the date of grant will vest on that date. Each of the 1997 Directors Options expires on the tenth anniversary of the date of grant.

           In connection with Mr. Stewart's service on the Board of Directors, the Company has granted to GEPT options to purchase an aggregate of 30,560 shares of Common Stock. In April 1997, GEPT was granted an option to purchase 17,040 shares at an exercise price of approximately $3.45. In July 1997, GEPT was granted an option to purchase 8,520 shares at an exercise price of approximately $4.81 per share. Each of these options had substantially the same terms as the 1996 Directors Options. In September 1997, the Company made the options granted in July 1997 exercisable in full on December 31, 1997 if the Company's initial public offering was completed prior to that date. The options issued in July 1997 are therefore fully vested and exercisable. In September 1997, the Company granted GEPT an option to purchase 5,000 shares at an exercise price equal to $15.00 per share. These options have substantially the same terms as the 1997 Directors Options. While the options granted to GEPT were not issued pursuant to the 1996 Option Plan or 1997 Omnibus Plan, the GEPT options do reduce the total number of options that may be granted under the 1996 Option Plan and 1997 Omnibus Plan.

           In February 1997, the Company entered into a letter agreement with GemDialogue Systems, Inc., a corporation owned by Mr. Rubin ("GSI"), pursuant to which Mr. Rubin provides consulting services to the Company on staff training in gemological and jewelry trade skills, market research and other matters. Under the letter agreement, the Company pays GSI a monthly retainer of $1,000 and Mr. Rubin is obligated to provide two days of consulting per month. GSI is also entitled to be reimbursed for any expenses incurred in connection with Mr. Rubin's consulting activities. The Company will pay GSI $500 per day for any consulting services in excess of two days per month. If the Company does not require two days of consulting time in any given month, the excess time accumulates, and the Company has the option of waiving the monthly retainer until the accumulated time has been used or extending the term of the letter agreement without charge until the accumulated time is used. The letter agreement had an initial term of one year and was renewed in

February 1998 for an additional one year term. During the year ended December 31 1997, the Company paid GSI a total of $10,000 (excluding expense reimbursements) and there were no accumulated days of unused consulting time as of December 31, 1997. In September 1997, as additional consideration for his consulting services, the Company issued Mr. Rubin an option to purchase 15,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options.

           The Company entered into a letter agreement with Dr. Nassau effective April 1997 pursuant to which Dr. Nassau provides consulting services to the Company on gemstone color, gemological science and other matters. The terms of the letter agreement with Dr. Nassau are substantially the same as the terms of the letter agreement with GSI. During the year ended December 31, 1997, the Company paid Dr. Nassau a total of $10,125 (excluding expense reimbursements) and there were no accumulated days of unused consulting time as of December 31, 1997. In September 1997, as additional consideration for his consulting services, the Company issued Dr. Nassau an option to purchase 15,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options.

           Dr. Nassau is also assisting the Company in the development of certain of its intellectual property and inventions and, in May 1997, executed an agreement with the Company whereby he agreed to assign to the Company all intellectual property rights concerning the development, manufacture, production, design or marketing of any consumer or industrial applications for SiC created by him. The agreement also provides that, for a one year period beginning on the termination of his service as a director of the Company, Dr. Nassau will not serve as an officer, director, engineer, designer or manager of any entity that engages in the business of developing, manufacturing, producing, designing or marketing SiC material as gemstones or gemological testing instruments. The Company granted Dr. Nassau an option to purchase 25,560 shares of Common Stock at an exercise price of approximately $3.45 per share in consideration of this agreement. Dr. Nassau's option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant.

           In July 1997, the Company entered into a consulting agreement with Mr. Sykes pursuant to which Mr. Sykes may provide finance and business development services to the Company at fees mutually agreed upon by Mr. Sykes and the Company. Mr. Sykes is also entitled to be reimbursed for any expenses incurred in connection with his consulting services. The consulting agreement has an initial term of five years. During the year ended December 31, 1997, Mr. Sykes performed certain consulting services for the Company without charge and, consequently, the Company paid no cash consulting fees to Mr. Sykes during that time. In connection with the execution of this consulting agreement, the Company granted Mr. Sykes an option to purchase 17,040 shares of Common Stock at an exercise price of approximately $4.81 per share. When issued, Mr. Sykes' option was scheduled to vest in three equal, annual installments beginning on the first anniversary of the date of grant. In September 1997 the Company made Mr. Sykes' option exercisable in full on December 31, 1997 if the Company's initial public offering was completed prior to that date. Mr. Sykes' option is therefore exercisable in full. The option expires on the tenth anniversary of the date of grant. In September

1997, as additional consideration for his consulting services, the Company granted Mr. Sykes an option to purchase 23,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options. In December 1997, as additional consideration for his consulting services, the Company granted Mr. Sykes an option to purchase 40,000 shares of Common Stock at an exercise price of $13.87 per share. This option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant.

           In September 1997, the Company issued Dr. Russ an option to purchase 5,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options. The option was issued in consideration of the sales, marketing and strategic consulting services that Dr. Russ has performed on behalf of the Company without compensation.

           In August 1997, the Company entered into an informal arrangement with Mr. Levy pursuant to which Mr. Levy provides advice on capital funding matters from time to time as requested by the Company. In consideration of these services, the Company issued Mr. Levy an option to purchase 21,300 shares of Common Stock at an exercise price of approximately $4.81 per share. This option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant. The Company does not pay Mr. Levy any cash compensation but does reimburse Mr. Levy for certain expenses incurred in connection with this arrangement.

           In February 1998, the Company entered a letter agreement with Mr. Hartigan pursuant to which Mr. Hartigan may provide business development services to the Company. Under the letter agreement, Mr. Hartigan is entitled to receive a consulting fee of $1,000 per day for the first ten days of consulting services provided to the Company and a consulting fee of $1,500 per day for any additional days of consulting services. Mr. Hartigan is also entitled to be reimbursed for any expenses incurred in connection with his consulting services. In March 1998, as additional consideration for his consulting services, the Company granted Mr. Hartigan an option to purchase 10,000 shares of Common Stock at an exercise price of $9.81 per share. This option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

           The following table sets forth information concerning the annual and long-term compensation earned by Jeff N. Hunter, the Company's President and Chairman of the Board, for services rendered to the Company in all capacities for the years ended December 31, 1997 and 1996. Effective June 1, 1997, Mr. Hunter's base salary was increased from $58,000 to $110,000. See "Report on Executive Compensation -- Compensation of the Chief Executive Officer." No executive officer of the Company received salary and bonus compensation in excess of $100,000 in the year ended December 31, 1997.




                                                                                                        LONG TERM
                                                                                                       COMPENSATION
                                                                                                       ------------

                                                                ANNUAL COMPENSATION                       AWARDS
                                                             ---------------------------                  ------
                                                                                                   SECURITIES UNDERLYING
                                                                                                        OPTIONS/SARS
NAME AND PRINCIPAL POSITION                                   YEAR               SALARY                (NO. OF SHARES)
---------------------------                                   ----               ------                ---------------
Jeff N. Hunter (1) .....................................      1997               $92,667                   168,120
     President and Chairman of the
     Board



                                                              1996               $26,833                    51,120
----------

(1) Mr. Hunter has served as President and Chairman of the Board since June 1996. Prior to that time, Mr. Hunter served as Treasurer and Secretary of the Company.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

           The following table sets forth certain information with respect to stock options granted to Mr. Hunter during the year ended December 31, 1997.



                                                                                          POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF STOCK PRICE
                                        INDIVIDUAL GRANTS                                     APPRECIATION FOR OPTION TERM(4)
                                        -----------------                                     -------------------------------

                                                               FAIR VALUE
                     NUMBER OF      % OF TOTAL                     OF
                    SECURITIES     OPTIONS/SARS    EXERCISE    UNDERLYING
                    UNDERLYING      GRANTED TO      PRICE     SECURITY ON
                   OPTIONS/SARS    EMPLOYEES IN     PER         DATE OF      EXPIRATION
NAME                 GRANTED       FISCAL YEAR     SHARE         GRANT         DATE           0%            5%            10%
----                 -------       -----------     -----         -----         ----           --            --            ---
Jeff N. Hunter       51,120(1)        10.7%         $4.81        $10.80       07/06/2007   $306,209       $653,419    $1,186,107

                     70,000(2)        14.7%         $15.00       $15.00       09/25/2007        $ 0       $660,340    $1,673,429

                     47,000(3)         9.9%         $13.87       $13.87       12/09/2007        $ 0       $410,118    $1,039,319
----------





(1) When issued, this option was scheduled to vest and become exercisable in three equal, annual installments beginning on the first anniversary of the date of grant. In September 1997, the Board of Directors made this option exercisable in full on December 31, 1997 if the Company completed its initial public offering prior to that date. Consequently, this option vested and became exercisable in full on December 31, 1997. This option expires to the extent not exercised on July 6, 2007.

(2) Fifteen percent of this option vested and became exercisable on the consummation of the Company's initial public offering. The remaining eighty-five percent of this option will vest in the event the Company achieves certain specified sales, earnings or margin criteria in 1998, 1999, 2000 and 2001. Any portion of this option that has not vested prior to September 26, 2006, the ninth anniversary of the date of grant, will vest on that date. This option expires to the extent not exercised on September 25, 2007.

(3) This option vests and becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires to the extent not exercised by December 9, 2007.

(4) The potential realizable value of an option is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the fair value of the underlying stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 0%, 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. The actual value realized from these options may be greater than or less than the potential realizable values set forth in the table.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

           The following table sets forth the number of shares of Common Stock covered by outstanding stock options held by Mr. Hunter at December 31, 1997. Mr. Hunter did not exercise any of his stock options during the year ended December 31, 1997.


                                       NUMBER OF SECURITIES UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED IN-THE-MONEY
                                             OPTIONS/SARS AT FISCAL YEAR-END                    OPTIONS/SARS AT FISCAL YEAR-END
                                             -------------------------------                    -------------------------------

NAME                                            EXERCISABLE/UNEXERCISABLE                          EXERCISABLE/UNEXERCISABLE
----                                            -------------------------                          -------------------------

Jeff N. Hunter                                       78,660 / 140,580                                 $510,178 / $329,980


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS


           Under an employment agreement effective as of June 1, 1997 which expires on May 31, 2000, Mr. Hunter is entitled to receive a base salary of $110,000 per year and to participate in the Company's incentive compensation plan. If the Company terminates Mr. Hunter's employment without cause, Mr. Hunter is entitled to receive, for the remaining term of his employment agreement, annual compensation equal to the highest annual compensation (including all cash bonuses and other cash-based benefits) received by him during the immediately preceding three calendar years (the "Termination Consideration"), and the Company will take such action as may be required to vest any unvested benefits under any employee stock-based or other benefit plan. If the Company experiences a change of control and Mr. Hunter voluntarily terminates his employment following a reduction in his responsibilities, pay or position, or if his employment is terminated following such change in control, the Company is obligated to pay Mr. Hunter a lump sum equal to approximately three times his Termination Consideration and to continue his benefits for a period of two years, and any unvested benefits under any employee benefit plan will immediately vest and become exercisable. Upon the termination of his employment with the Company, Mr. Hunter is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year. Mr. Hunter also participates in the Company's annual incentive plan. See "Report on Executive Compensation -- Compensation of the Chief Executive Officer."

           The Company has also entered into an employment agreement with Mark
W. Hahn, the Company's Chief Financial Officer, Treasurer and Secretary. Mr. Hahn's employment agreement, which expires on July 29, 2002, entitles Mr. Hahn to receive a base salary of $122,000 and to participate in the Company's incentive compensation plan. Mr. Hahn has rights substantially the same as those granted to Mr. Hunter in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Hahn is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year.

           By action of the Board of Directors, in the event of a change in control of the Company, all stock options granted pursuant to the 1996 Option Plan will immediately vest and become exercisable. As a result, the options granted to Mr. Hunter under the 1996 Option Plan will vest and become immediately exercisable upon any change in control of the Company. The 1997 Omnibus Plan provides that, upon a change of control of the Company (as defined in the 1997 Omnibus Plan), all options and SARs outstanding as of the date of the change of control shall become fully exercisable, any restrictions applicable to any restricted awards shall be deemed to have expired, and restricted awards shall become fully vested and payable to the fullest extent of the original award. In the event of a merger, share exchange, or other business combination affecting the Company in which the Board of Directors or the surviving or acquiring corporation takes actions which, in the opinion of the Compensation Committee, are equitable or appropriate to protect the rights and interests of participants under the plan, the Compensation Committee may determine that any or all awards shall not vest or become exercisable on an accelerated basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           Prior to the creation of the Compensation Committee in October 1997, the Board of Directors made all determinations with respect to executive officer compensation. No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Jeff N. Hunter, the Company's President and Chairman of the Board of Directors, participated in the process of determining the compensation to be paid to certain executive officers during 1997. See "Report on Executive Compensation." Dr. Nassau, Mr. Rubin and Mr. Sykes each have a consulting agreement with the Company. See "Compensation of Directors." Dr. Nassau and Mr. Sykes have purchased and hold securities of the Company. See "Certain Transactions -- Private Placement Transactions."


                        REPORT ON EXECUTIVE COMPENSATION

           This report has been prepared to describe the Company's executive compensation policies and the basis for the compensation earned by Jeff N. Hunter, the Company's President and Chairman of the Board of Directors, during the year ended December 31, 1997.

GENERAL

           The Compensation Committee of the Board of Directors was established in October 1997. The Compensation Committee is authorized to determine the cash and non-cash compensation of each officer, salaried employee and consultant of the Company, other than members of the Board of Directors, to establish and administer the Company's insurance and benefits plans and to administer the Company's stock option plans. The Compensation Committee also recommends for review and approval by the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. The Compensation Committee is composed of Mr. Rubin, Dr. Russ and Mr. Sykes. Prior to October 1997, compensation and benefit decisions were made by the Board of Directors.

OBJECTIVES AND PHILOSOPHY

           The Company's executive compensation policy has been designed to (i) attract and retain qualified executives to fill key management positions, (ii) provide executives with appropriate incentives to achieve a targeted level of performance and (iii) align the interests of the executives with those of the Company's shareholders. The Company seeks to achieve its objectives by providing its executive officers with a comprehensive and competitive salary and benefits package which currently consists of a base salary, annual incentive plan and stock options.

           The Compensation Committee intends to evaluate its executive compensation programs from time to time to ensure that the compensation paid to its executive officers is sufficient to attract and retain qualified executives and is fair and reasonable to the Company and its shareholders. The Compensation Committee also intends to review and compare the compensation practices of companies that have a similar market capitalization as the Company or that are engaged in similar businesses as the Company to ensure that the Company is offering a competitive compensation package. The Compensation Committee may also retain an independent compensation and benefit consulting firm to assist it in reviewing its current compensation programs and designing and implementing new programs.


COMPONENTS OF COMPENSATION

           Executive compensation currently consists of base salaries, participation in an annual incentive plan and stock options awarded under the Company's stock plans. The Compensation Committee may alter the existing components of executive compensation or design and implement new components if it determines that such alterations or additions would further the objectives of the Company's executive compensation policy.

BASE SALARIES

           Prior to September 1997, each executive officer, other than Jeff Hunter, was paid a base salary which was determined primarily based on negotiations between the Company and that executive officer at the time the officer was offered employment with the Company. Mr. Hunter, the Company's President and Chairman of the Board, played an active role in these negotiations and determined, after discussions with the Board of Directors, the amount of base salary to offer those officers. Those amounts were based primarily on the amount of compensation earned by those officers with their previous employers and the Company's ability to pay such amounts. Mr. Hunter's salary was determined by the Board of Directors.

           In September 1997, the Board of Directors reviewed the existing base salary of each executive officer and determined it to be in the best interests of the Company to increase the base salary of each executive officer and to enter into an employment agreement with each executive officer. The revised base salary of each executive officer was based on an assessment of prevailing market rates and the level of additional responsibility assumed by such officer in connection with the Company's expansion and growth. There is presently no established relationship between the base salaries of the executive officers and the performance of the Company. Each executive officer has executed an employment agreement with the Company which provides for a minimum employment term of one year from the officer's original date of employment, a fixed base salary, the right to participate in the Company's annual incentive plan and the right to certain payments upon any termination of such officer's employment other than for cause. See "Executive Compensation -- Employment Agreements and Other Arrangements."

ANNUAL INCENTIVE PLAN

           The 1998 Annual Incentive Plan of the Company (the "Annual Plan") was adopted to provide the Company's employees, including its executive officers, with an incentive to achieve certain performance targets in 1998. The Annual Plan entitles eligible employees to receive a cash bonus based on the Company's performance in 1998. Each eligible employee is assigned a target bonus equal to a percentage of such employee's base salary. If the Company's net revenues and pre-tax income meet or exceed the Company's targeted performance level, each eligible employee will receive 100% of his or her target bonus. The Annual Plan provides for increasing cash bonuses if the Company's net revenues and pre-tax income exceed specified amounts. If pre-tax income is positive, but below the targeted level, each employee's bonus will be reduced on a linear basis. No bonuses will be earned or paid if the Company does not achieve positive pre-tax income.

STOCK OPTIONS

           In June 1996, the Company adopted the 1996 Option Plan, pursuant to which the Company granted options to purchase shares of Common Stock to certain employees, directors and consultants, including the Company's executive officers. Options granted under the 1996 Option Plan are exercisable at prices ranging from approximately $1.88 per share to $7.35 per share and typically vest over a period of 3 years. In September 1997, the Board of Directors modified certain options issued under the 1996 Option Plan, including options granted to certain executive officers, by accelerating the vesting date of such options to December 31, 1997 if the Company completed its initial public offering prior to that date. Consequently, the modified options are now fully vested and exercisable. In October 1997, the Company adopted the 1997 Omnibus Plan which authorized the Company to grant stock options, stock appreciation rights and restricted stock awards. In accordance with the terms of the 1997 Omnibus Plan, the Company has granted options to certain employees, directors and consultants, including its executive officers, at an exercise price of $15 per share. Fifteen percent of each of these options vested upon the completion of the Company's initial public offering and the remaining eighty-five percent of each of these options will vest in the event the Company meets certain performance targets for earnings per share, sales or margins during 1998, 1999, 2000 and 2001. Any portion of these options that has not vested prior to the ninth anniversary of the date of grant will vest upon that date. In December 1997, the Company granted options to certain of its directors, consultants and executive officers at an exercise price of $13.87 per share. These options vest in three equal, annual installments beginning on the first anniversary of the date of grant and expire on the tenth anniversary of the date of grant. Prior to October 1997, the Company's stock plans were administered by the Board of Directors. The Compensation Committee now administers each of the Company's stock option plans.

         The number and terms of options granted by the Compensation Committee to executive officers, other than to Mr. Hunter, during 1997 were based principally on either a recommendation made by Mr. Hunter in connection with the negotiation of the terms of such officer's employment with the Company or a review by the Board of Directors of the officer's duties and responsibilities and potential contributions to the success of the Company. The number and terms of options granted to Mr. Hunter were determined by the Board of Directors after a review of Mr. Hunter's duties and responsibilities, past contributions to the Company and potential future contributions to the Company. The Compensation Committee has not adopted any objective criteria that establishes a relationship between the number of options granted to executive officers and the Company's performance. The Company believes that stock option awards more closely align the interests of its executives officers with those of the Company's shareholders and provide such officers with appropriate incentives to achieve the Company's performance targets.




COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

           During 1997, the base salary of Jeff N. Hunter, the President and Chairman of the Board, increased from $58,000 to $110,000. See "Executive Compensation -- Summary Compensation Table." The increase in Mr. Hunter's base salary was effective as of June 1, 1997, the anniversary date of his employment with the Company, and primarily reflects the increase in Mr. Hunter's responsibilities caused by the Company's rapid growth during the year. Mr. Hunter also participates in the Annual Plan. See "-- Components of Compensation -- Annual Incentive Plan."

           In July 1997, the Board of Directors granted Mr. Hunter an option to acquire 51,120 shares of Common Stock at an exercise price of approximately $4.81 per share. When issued, this option was scheduled to vest and become exercisable in three equal, annual installments beginning on the first anniversary of the date of grant. In September 1997, the Board of Directors modified this option to become exercisable in full on December 31, 1997 if the Company's initial public offering was completed prior to that date. Consequently, this option vested on December 31, 1997 and is now fully exercisable. In September 1997, the Board of Directors granted Mr. Hunter an option to acquire 70,000 shares of Common Stock at an exercise price of $15.00 per share. Fifteen percent of this option vested upon the completion of the Company's initial public offering and the remaining eighty-five percent of this option will vest in the event the Company meets certain performance targets for earnings per share, sales or margins during 1998, 1999, 2000 and 2001. Any portion of this option that has not vested prior to the ninth anniversary of the date of grant will vest upon that date. In December 1997, the Compensation Committee granted Mr. Hunter an option to purchase 47,000 shares of Common Stock at an exercise price of $13.87 per share. This option vests and becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant. Each of the options granted to Mr. Hunter will expire on the tenth anniversary of its date of grant. See "Executive Compensation -- Option/SAR Grants in Last Fiscal Year" and "Executive Compensation -- Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values."

           This report is submitted by the Board of Directors of the Company.

Jeff N. Hunter           Kurt Leutzinger                Kurt Nassau
Howard Rubin             Frederick A. Russ              David B. Stewart
Ollin B. Sykes

                                PERFORMANCE GRAPH

           The following line graph and table illustrate the cumulative total shareholder return on the Company's Common Stock over the period beginning on the date of the Company's initial public offering, November 14, 1997, and ending on December 31, 1997 and the cumulative total return over the same period of (i) the Nasdaq Market Index - US and Foreign and (ii) a peer group composed of D.G. Jewellery of Canada Ltd., IWI Holding Limited, Lazare Kaplan International Inc. and OroAmerica, Inc. The graph assumes an initial investment of $100 and the reinvestment of all dividends.



(The Performance Graphic appears here. The plot points are listed in the table below.)

                                        11/14/97       11/30/97       12/31/97
C3, Inc.                                  100            88.89          79.06
Peer Group Index                          100            97.09          90.49
Nasdaq Market Index - US and Foreign      100            99.08          97.41


           The Company's peer group primarily consists of gemstone or jewelry manufacturers that sell their products directly to retailer jewelers as the Company intends to do. While these companies have been selected on the basis of the similarities between their businesses and the business of the Company, the Company, unlike the members of the peer group, manufactures and sells a patented lab-created gemstone that is not currently available from other sources. The Company therefore believes that comparisons between the Company and the peer group may not accurately and reliably reflect the relative performance of the Company.

                              CERTAIN TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS

           Between January 9, 1997 and March 17, 1997, the Company issued in private placement transactions 682,500 shares of its Series B Preferred Stock at a purchase price of $7.35 per share. Pursuant to the Company's Amended and Restated Certificate of Incorporation, each share of Series B Preferred Stock automatically converted into 2.13 shares of Common Stock on the closing of the Company's initial public offering. The following table sets forth the number of shares of Series B Preferred Stock purchased by the Company's directors, executive officers and their affiliates.


                                                                       SHARES OF                              SHARES OF
                                                                        SERIES B                             COMMON STOCK
                      INVESTOR                                      PREFERRED STOCK                        AFTER CONVERSION
                      --------                                      ---------------                        ----------------
General Electric Pension Trust (1)                                     271,250                                 577,762

Ollin B. Sykes (2)                                                      26,250                                  55,912

William J. Sykes, Jr. (3)                                                8,750                                  18,637

Thomas G. Coleman (4)                                                    5,250                                  11,182

C. Eric Hunter (5)                                                       1,750                                   3,727

Mark Harrill (6)                                                         1,750                                   3,727

Kurt Nassau (7)                                                          1,750                                   3,727

(1) David B. Stewart, who is a director of the Company, is an investment manager at General Electric Investment Company which is the investment advisor to GEPT.

(2) Includes 14,910 shares of Common Stock owned by Sykes & Company, P.A. Profit Sharing Plan and Trust of which Mr. Sykes is sole trustee.

(3) Includes 18,637 shares of Common Stock owned jointly by Mr. Sykes and his wife, Joyce M. Sykes. Mr. Sykes is the brother of Ollin B. Sykes, a director of the Company.

(4) Mr. Coleman is the Director of Technology of the Company.

(5) Mr. Hunter is the brother of Jeff N. Hunter.

(6) Includes 3,727 shares of Common Stock owned by Foscoe Realty and Development Corporation, Inc., of which Mr. Harrill is the sole shareholder. Mr. Harrill is the step-brother of Jeff N. Hunter and C. Eric Hunter.

(7) Includes 3,727 shares of Common Stock owned jointly by Dr. Nassau, who is a director of the Company, and his wife, Julia Nassau.

TRANSACTIONS WITH CREE

           Jeff N. Hunter, one of the founders of the Company and President and Chairman of the Board, and C. Eric Hunter, one of the founders of the Company and the beneficial owner of 15.2% of the Common Stock outstanding, are the brothers of F. Neal Hunter, the Chief Executive Officer of Cree. C. Eric Hunter was one of the founders of Cree and was the President and Chief Executive Officer of Cree prior to the time of any transactions between the Company and Cree. In May 1995, Mr. Hunter entered into a consulting and noncompetition agreement with Cree effective from July 1995 through July 1998 under which Cree is entitled to request Mr. Hunter to provide consulting services. Mr. Hunter has agreed that during the term of the agreement, he will not, among other activities, provide services to, or have certain interests or positions in, businesses engaged in the production of SiC substrates, the distribution of SiC substrates not produced or purchased from Cree, or research and development in SiC substrates. Cree and certain of its officers and directors own 231,744 shares of Common Stock, or approximately 3.3% of the Common Stock outstanding. GEPT, which is the beneficial owner of 8.5% of the Common Stock was, as of October 2, 1997, the beneficial owner of approximately 10.1% of the outstanding common stock of Cree.

EXCLUSIVE SUPPLY AGREEMENT

           On June 6, 1997, the Company and Cree entered into an Exclusive Supply Agreement (the "Exclusive Supply Agreement"). Under the provisions of the Exclusive Supply Agreement, the Company has agreed to purchase from Cree at least 50%, by dollar volume, of the Company's requirements for SiC crystals for the production of gemstones in each calendar quarter. Cree is obligated to supply this amount of materials to the Company, and Cree has agreed not to sell SiC crystals to anyone other than the Company for gemstone use. The price for SiC crystals is equal to Cree's loaded manufacturing cost plus a margin, which margin may increase if the price of crystals falls below a specified amount.

           Cree will have to build additional crystal growth systems in order to meet the Company's anticipated requirements for SiC crystals. Under the Exclusive Supply Agreement, Cree may elect to have the Company purchase the additional growth systems that will be required to meet the Company's anticipated demand for SiC crystals or Cree may fund the costs of these systems on its own and recoup its costs by incorporating the costs of the systems into the cost of the SiC crystals purchased by the Company. If Cree elects to have the Company purchase the additional crystal growth systems, such systems must remain at Cree's facilities and ownership of such systems will transfer to Cree when the Company has fully depreciated their cost.

           The Exclusive Supply Agreement has an initial term of ten years, which may be extended for an additional ten years by either party if the Company orders in any 36-month period SiC crystals with an aggregate purchase price in excess of $1 million. During the year ended December 31, 1997, the Company made aggregate payments of approximately $365,000 to Cree under the Exclusive Supply Agreement.

DEVELOPMENT AGREEMENTS

           Under a June 6, 1997 Development Agreement (the "Development Agreement") with Cree, the Company is funding Cree's efforts to develop a fully repeatable process for producing SiC crystals in the comparable diamond color grades "G" through "J," with at least 50% in the "G" to "H" range. The Development Agreement also provides for a five-year focused development effort by Cree to increase crystal size while maintaining color grade and uniformity and establishes milestones to be met by July 1 of each year. The Company has the right to terminate the Development Agreement if Cree does not meet any milestone. During the year ended December 31, 1997, the Company made aggregate payments of approximately $1 million to Cree under the Development Agreement.

           In January 1998, the Company elected to continue funding the Development Agreement with Cree even though Cree had not developed a fully repeatable process in the target color range by January 1, 1998. On January 8, 1998, the Company and Cree entered into a Supplemental Development Agreement (the "Supplemental Agreement") under which Cree is obligated to accelerate its efforts to develop a fully repeatable process for producing larger diameter SiC crystals in the target color range that had originally been scheduled to be developed by July 1, 1999. If the diameter and color objectives are achieved by Cree in the earliest time frames under the Supplemental Agreement, the Company could pay Cree up to an additional $2.3 million. The Supplemental Agreement, which expires on December 31, 1998, provides that if Cree is unable to develop a fully repeatable process in the target color range by a specified date the Company has the right, for a period of ten days after that date, to terminate the Supplemental Agreement.

OTHER CREE TRANSACTIONS

           In June 1995, the Company granted to Cree the right to purchase one percent of the outstanding Common Stock of the Company for an aggregate consideration of $500. The Company retained the right to waive the consideration and issue the stock at any time during the option period. In January 1997, the Company issued 24,601 shares of Common Stock to Cree in satisfaction of these obligations.

           In January 1996, the Company and Cree entered into a letter agreement under which the Company agreed to assist Cree in prosecuting its patent application for a particular process of producing colorless SiC crystals, and Cree granted the Company an irrevocable nonexclusive royalty-free license to use that process in connection with the manufacture, use and sale of lab-created moissanite gemstones. Under this agreement, the Company is obligated to reimburse

Cree for all legal expenses incurred by Cree in preparing, filing, prosecuting and maintaining any patents issued in connection with that process for producing colorless SiC crystals. Cree was issued a patent for a process for growing colorless SiC on February 17, 1998. During the year ended December 31, 1997, the Company made aggregate payments of approximately $3,000 to Cree in connection with this letter agreement.

           Under a February 1996 letter agreement, the Company has agreed to purchase all of its requirements for the semiconductor chip component of its moissanite/diamond test instrument from Cree, and Cree granted the Company the exclusive right to purchase such chips for use in gemstone analysis and verification equipment. The Company is obligated to purchase all of its requirements for such chips from Cree at prices that may not exceed Cree's then current list price for such chips and to pay Cree a royalty of 2.5% of net sales of all test instruments incorporating the Cree chip. The letter agreement has a term of twenty years. During the year ended December 31, 1997, the Company made aggregate payments of approximately $59,000 to Cree under this letter agreement.

           In February 1997, the Company subleased approximately 3,000 square feet of mixed use space from Real Color Displays, Inc., a wholly owned subsidiary of Cree. The lease agreement had an initial term ending in January 1998 and provided for annual lease payments of $24,000 and a one-time payment of $6,000 for leasehold improvements. The Company vacated these premises in October 1997. During the year ended December 31, 1997, the Company made aggregate payments of approximately $24,000 to Real Color Displays, Inc.

OTHER TRANSACTIONS

           In August 1996, the Company entered into a consulting agreement with Thomas G. Coleman, now the Director of Technology and an executive officer of the Company, pursuant to which Mr. Coleman provided consulting services related to the dicing of SiC crystals into lab-created moissanite gemstones for fees to be mutually agreed upon plus expenses. The consulting agreement was terminated in March 1997 when Mr. Coleman became an employee of the Company. During the term of the agreement, the Company did not make any payments to Mr. Coleman. As additional consideration for the consulting services to be performed by Mr. Coleman, the Company granted Mr. Coleman an option to purchase 31,950 shares of Common Stock at an exercise price of approximately $2.70. Mr. Coleman's option was originally scheduled to vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant. The Company subsequently made these options exercisable in full upon the consummation of the Company's initial public offering. Mr. Coleman's options expire on the tenth anniversary of the date of grant.

           In May 1997, the Company entered into a consulting agreement with Paula K. Berardinelli pursuant to which Dr. Berardinelli may provide marketing, sales, management, organizational and other services to the Company for fees to be mutually agreed upon plus expenses. From June 1996 to May 1997, Dr. Berardinelli served as Vice President of Sales and Marketing of the Company, and the consulting agreement was entered into in connection with Dr. Berardinelli commencing a one-year unpaid leave of absence. While Dr. Berardinelli was entitled to return to the Company at the end of her leave of absence in a position comparable to her prior position as Vice President of Sales and Marketing, Dr. Berardinelli has informed the Company that she will not be rejoining the Company. While the term of the consulting agreement ends on April 30, 1998, the Company and Dr. Berardinelli have agreed to extend the term of the agreement for an additional one year period. During the year ended December 31, 1997, the Company did not request that Dr. Berardinelli perform consulting services under the agreement and, consequently, paid no fees to Dr. Berardinelli. Dr. Berardinelli is the wife of Jeff N. Hunter, the President and Chairman of the Board of the Company.

           In September 1997, the Company entered into a consulting agreement with C. Eric Hunter pursuant to which Mr. Hunter agreed to assist the Company in filing, prosecuting and maintaining certain patents relating to the Company's technology. The consulting agreement had an initial term of two years and entitled Mr. Hunter to receive a monthly consulting fee of $1,800. Upon the completion of Mr. Hunter's consulting obligations to the Company, the consulting agreement was terminated effective as of March 31, 1998 and the Company paid Mr. Hunter accrued consulting fees of $12,600. Mr. Hunter is the beneficial owner of 15.2% of the Common Stock outstanding and the brother of Jeff N. Hunter.

           The Company has entered into employment agreements with certain of its executive officers and consulting agreements with certain of its directors. The Company has also granted options to purchase Common Stock under the 1996 Option Plan and 1997 Omnibus Plan to certain executive officers and directors. See "Board of Directors -- Compensation of Directors," "Executive Compensation --Employment Agreements and Other Arrangements" and "Report on Executive Compensation -- Components of Compensation -- Stock Options."

FAIRNESS OF TRANSACTIONS

           The Company believes that all of the transactions listed under the caption "Certain Transactions" were made on terms no less favorable to the Company than could have been obtained in substantially similar transactions with unaffiliated third parties. Future transactions between the Company and any officer, director, five percent shareholder or affiliate of the Company will be approved by a majority of the Board of Directors and will be on terms no less favorable to the Company than could be obtained in substantially similar transactions with unaffiliated third parties.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

           Based solely on a review of the copies of such reports furnished to the Company by such persons and their written representations that such reports accurately reflect all reportable transactions and holdings, the Company believes that during 1997 all such persons filed such reports on a timely basis except C. Eric Hunter, a beneficial owner of more than 10% of the outstanding Common Stock, who filed a late report on Form 4 in connection with the purchase of 2,000 shares of Common Stock by a member of Mr. Hunter's immediate family. In addition, Thomas G. Coleman and Mark W. Hahn, executive officers of the Company, and Kurt Leutzinger, Kurt Nassau, Howard Rubin, Frederick A. Russ and Ollin B. Sykes, directors of the Company, each filed an amended Form 3 in April 1998 to more accurately reflect the vesting provisions of certain stock options held by them.


                           PROPOSALS TO BE VOTED UPON

ELECTION OF DIRECTORS

           The eight individuals set forth under the caption "Board of Directors -- Nominees for Director" have been nominated by the Board of Directors for election at the Annual Meeting. Each nominee for director has indicated that he is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

APPOINTMENT OF INDEPENDENT AUDITORS

           The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1998, subject to ratification by the Company's shareholders. Deloitte & Touche LLP has acted as independent auditors of the Company since February 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

                              SHAREHOLDER PROPOSALS

           Under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy material of the Company for such meeting. All shareholder proposals intended to be presented at the 1999 Annual Meeting of the Shareholders of the Company must be received by the Company no later than January 22, 1999 for inclusion in the Proxy Statement and proxy card relating to such meeting.


                                  OTHER MATTERS

           The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote said proxy in accordance with their judgment in such matters.

           COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, WILL BE PROVIDED UPON WRITTEN REQUEST, WITHOUT CHANGE, TO ANY PERSON WHOSE PROXY IS BEING SOLICITED. ANY EXHIBIT TO FORM 10-K IS ALSO AVAILABLE UPON WRITTEN REQUEST AT A REASONABLE CHARGE FOR COPYING AND MAILING. WRITTEN REQUESTS SHOULD BE MADE TO MARK W. HAHN, CHIEF FINANCIAL OFFICER, AT C3, INC., 3800 GATEWAY BOULEVARD, SUITE 310, MORRISVILLE, NORTH CAROLINA 27560.

                                 By order of the Board of Directors,


                                 Jeff N. Hunter
                                 President
May 22, 1998

**********************************APPENDIX**************************************


                                    C3, Inc.
                             3800 Gateway Boulevard
                                    Suite 310
                        Morrisville, North Carolina 27560


                                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder of C3, Inc., a North Carolina corporation (the "Company"), hereby appoints Jeff N. Hunter and Mark W. Hahn as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, no par value, of the Company held of record by the undersigned on May 7, 1998 at the Annual Meeting of the Shareholders of the Company to be held on June 23, 1998 or any adjournment thereof.

1.       Election of Directors

         [  ] For all nominees listed below   [  ] Withhold authority for all
              (except as marked below)             nominees

Nominees: Richard G. Hartigan Jr.  [ ]   Jeff N. Hunter  [ ]
          Kurt Leutzinger [ ]    Joel N. Levy  [ ]     Kurt Nassau  [ ]
          Howard Rubin  [ ]     Frederick A. Russ [ ]     Ollin B. Sykes [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to that nominee's name.

2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1998.

         [ ] For                [ ] Against                [ ] Abstain

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of the Shareholders.


This proxy, when properly executed, will be voted in the manner specified herein by the undersigned shareholder. If no specification is made, this proxy will be voted for the election of the persons named above and for the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1998.

Please sign this proxy exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held by a corporation, please sign the full name of the corporation by an authorized officer. If shares are held by a partnership, please sign the full name of the partnership by an authorized person.





Dated: ______________________________    ______________________________
PLEASE MARK, SIGN, DATE AND RETURN          Signature
THIS PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE                    ______________________________
                                            Signature (if held jointly)